Exhibit 10.9

EXECUTION COPY
FIRST AMENDMENT TO SUBLEASE
    This First Amendment to Sublease (this “Amendment”) is dated as of July 31, 2026 (the “First Amendment Date”), and is made by and between BEYOND MEAT, INC., a Delaware corporation (“Sublandlord”) and VARDA SPACE INDUSTRIES, INC., a Delaware corporation (“Subtenant”), with respect to the following facts and circumstances:
A.Sublandlord and Subtenant executed that certain Sublease dated as of July 22, 2025 (the “Original Sublease”), pursuant to which Sublandlord subleased to Subtenant, and Subtenant subleased from Sublandlord, approximately 54,749 rentable square feet of space in the Building commonly known as 888 N. Douglas Street, El Segundo, California. The Original Sublease and all other amendments and modifications thereto prior to the date of this Amendment are collectively referred to as the “Sublease”. Initially capitalized terms not defined in this Amendment shall have the meanings ascribed thereto in the Sublease.
B.Concurrently with the execution and delivery of this Amendment, Sublandlord and Master Landlord are entering into that certain Fifth Amendment to Lease (the “Fifth Amendment to Lease”), pursuant to which, among other things, Sublandlord will surrender to Master Landlord approximately 101,612 rentable square feet of the Premises (designated therein as “Suite B/C/E”), thereby reducing the rentable square footage of the Premises from approximately 220,519 to approximately 118,907 rentable square feet, effective as of the Suite B/C/E Termination Date (as defined in the Fifth Amendment to Lease, which is currently scheduled to occur on July 31, 2027, or such earlier date as determined in accordance with the Fifth Amendment to Lease). The modifications to the Sublease effected by this Amendment are made, in part, to account for the foregoing reduction of the Premises.
C.Sublandlord and Subtenant desire to amend the Sublease pursuant to the terms and conditions set forth below in this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Sublandlord and Subtenant agree as follows:
1.Improved Space; Subleased Premises. Effective as of the IDF Room Delivery Date (as defined in Section 3 below), (i) the definition of “Improved Space” as set forth in Recital C of the Sublease shall mean “a portion of Phase I-B that is improved and ready for occupancy consisting of approximately 17,327 rentable square feet of space”; (ii) the definition of “Subleased Premises” shall mean both the Improved Space, as modified pursuant to this Amendment, and Unimproved Space, and is approximately 55,109 rentable square feet of space; and (iii) the definition of “Site Plan” shall mean the depiction of the Subleased Premises set forth on the site plan attached hereto as Exhibit 1 and made a part hereof.
2.Section 2(a) of the Sublease. Effective as of the IDF Room Delivery Date, Section 2(a) of the Sublease is amended by deleting it in its entirety and inserting in its place and stead the following:
(a)    Demise of Subleased Premises. Effective on the Delivery Date (as defined below) Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires and subleases from Sublandlord, the Subleased Premises. Subject to Sublandlord’s reasonable access protocols, Subtenant and its employees, agents, and licensees shall, upon not less than one (1) Business Day advanced notice (unless in an emergency, in which event Subtenant shall deliver as much advanced notice as is practicable under the circumstances), have access to the electrical room providing service to the Subleased Premises, and Sublandlord shall have the right to have an escort with Subtenant at all times during such period of access. The “Delivery Date” is defined as the date all of the following have been satisfied: (i) Subtenant and Sublandlord each have signed this Sublease and delivered the same to the other party hereto; (ii) Subtenant caused the irrevocable standby letter of credit to be delivered to Sublandlord, as required under the terms described in Article 5 below; (iii) Subtenant delivered to Sublandlord evidence of the insurance required from Subtenant under the terms of this Sublease; and (iv) Sublandlord received Master Landlord’s Consent (as defined below).
3.Satisfaction of Delivery Requirement for IDF Room and Surrounding Area. Sublandlord shall (a) construct at its sole cost and expense and by August 31, 2026 the demising walls and an opening to an existing exterior door for emergency exit, all as noted on Exhibit 2 attached hereto and made a part hereof, whereby the portion of the Improved Space described on Exhibit 2 as the “IDF” room and the abutting hallway shall become a part of the Improved Space and the Subleased Premises, and (b) remove its network switches and related personal property from the IDF room. The date the construction work and removal of switches and personal property described in the immediately preceding sentence are completed and the IDF room is delivered to Subtenant is defined as the “IDF Room Delivery Date”. Promptly after the IDF Room Delivery Date, at either party’s request, Sublandlord and Subtenant shall execute and deliver an agreement in form similar to the agreement set forth on Exhibit C to the Sublease confirming that Subtenant inspected and accepts the IDF room in its then existing condition and setting forth the IDF Room Delivery Date (but neither Sublandlord’s nor Subtenant’s failure to request any such agreement nor the failure of Subtenant or Sublandlord to execute or deliver such an agreement shall vitiate or limit in any way the effectiveness of this Amendment or the provisions of the Sublease (as amended by this Amendment)). Subtenant hereby acknowledges that, upon Sublandlord’s construction of the demising walls and removal of Sublandlord’s network switches and related personal property, as each are described in the immediately preceding sentence, the IDF room shall satisfy the Delivery Requirements.
4.Relocation of Electrical Room. Sublandlord shall relocate, at its sole cost and expense, the electrical room currently serving all or a portion of the Subleased Premises to the location within the Premises denoted on Exhibit 2 or another mutually agreed upon location (but not within the Subleased Premises). Subtenant covenants to cooperate with Sublandlord in good faith to effectuate the foregoing relocation. From and after the completion of such relocation, Subtenant shall continue to have the right to use and access the relocated electrical room in accordance with the terms and conditions of the Sublease, including, without limitation, Section 2(a) thereof (as amended by this Amendment). Sublandlord shall perform the relocation work described above in this paragraph in a commercially reasonable manner intended to minimize any disruption of Subtenant’s business conducted at the Subleased Premises.
5.Section 4(a) of the Sublease. Effective as of the IDF Room Delivery Date, Section 4(a) of the Sublease is hereby amended by deleting the schedule of Improved Space Base Rent therein and inserting in its place and stead the following schedule of Improved Space Base Rent:

Improved Space Base Rent
Period	Monthly Base Rent	Annual Base Rent
Months 1-12 commencing on the Improved Space Commencement Date	$52,026.00	$624,312.00[1]
Months 13-24	$53,586.78	$643,041.36[1]
Months 25-36	$55,194.38	$662,332.60
Months 37-48	$56,850.21	$682,202.58
Months 49-60	$58,555.72	$702,668.66
Months 61-72	$60,312.39	$723,748.72
Months 73-84	$62,121.76	$745,461.18
Months 85-96	$63,985.42	$767,825.01
Months 97-Initial Expiration Date[2]	$65,904.98	$790,859.76
If the Extension Option is Exercised, see Section 3(c)(i)
5.1The schedule of Improved Space Base Rent set forth above states the Improved Space Base Rent for the entire Term, with periods measured from the Improved Space Commencement Date. Notwithstanding the foregoing schedule, and notwithstanding that this amendment to Section 4(a) is effective as of the IDF Room Delivery Date:
(a)For the period commencing on the First Amendment Date and ending on the day immediately preceding the IDF Room Delivery Date, Subtenant shall continue to pay the Improved Space Base Rent payable under Section 4(a) as in effect immediately prior to this Amendment;
(b)Commencing on the IDF Room Delivery Date, Subtenant shall pay the monthly Improved Space Base Rent set forth in the foregoing schedule for the period in which the IDF Room Delivery Date occurs (determined by reference to the number of months elapsed since the Improved Space Commencement Date), and shall thereafter pay the Improved Space Base Rent as set forth in the foregoing schedule; and
(c)If the IDF Room Delivery Date occurs on a day other than the first day of a calendar month, then, for the calendar month in which the IDF Room Delivery Date
1 Improved Space Base Rent for months 2-15, inclusive, measured from the Improved Space Commencement Date, shall be abated in accordance with Section 4(c) of the Sublease.
2 If the One Month Extension Option is exercised in accordance with Section 3(c)(ii) of the Sublease, the monthly Base Rent during the One Month Extension shall be as set forth in this row.

occurs, and to the extent Improved Space Base Rent is otherwise payable for such month (after giving effect to any abatement applicable to such month under Section 4(c) of the Sublease), the Improved Space Base Rent for such month shall be prorated on the basis of a thirty (30) day period and the actual number of days elapsed (consistent with Section 4(f) of the Sublease), such that Subtenant shall pay (A) the Improved Space Base Rent payable under Section 4(a) as in effect immediately prior to this Amendment for the portion of such month preceding the IDF Room Delivery Date, and (B) the Improved Space Base Rent set forth in the schedule above for the portion of such month from and after the IDF Room Delivery Date. Because Base Rent is payable in monthly installments in advance, any difference between the Improved Space Base Rent so payable for such month and the amount previously paid by Subtenant for such month shall be paid by Subtenant within thirty (30) days after the IDF Room Delivery Date.
5.2The abatement of Improved Space Base Rent for months 2 through 15, inclusive (measured from the Improved Space Commencement Date), described in footnote 1 above shall apply to the Improved Space Base Rent payable for such months, whether payable at the rate in effect immediately prior to this Amendment (for periods prior to the IDF Room Delivery Date) or at the rate set forth in the schedule above (for periods from and after the IDF Room Delivery Date).
6.Section 4(d)(i) of the Sublease. Section 4(d)(i) of the Sublease is hereby amended by deleting the penultimate sentence and inserting in its place and stead the following:
As used in this Sublease, “Subtenant’s Share” is defined as: (1) 6.01% from the Improved Space Commencement Date until the day immediately before the Suite A Termination Date; (2) 7.69% from the Suite A Termination Date until the day immediately before the IDF Room Delivery Date (based on approximately 16,967 rentable square feet in the Improved Space divided by approximately 220,519 rentable square feet in the Premises); (3) 7.86% from the IDF Room Delivery Date to the day immediately before the Unimproved Space Commencement Date (based on approximately 17,327 rentable square feet in the Improved Space divided by approximately 220,519 rentable square feet in the Premises); and (4) 24.99% from the Unimproved Space Commencement Date until the expiration or earlier termination of the Term (based on the sum of approximately 37,782 rentable square feet in the Unimproved Space and approximately 17,327 rentable square feet in the Improved Space divided by approximately 220,519 rentable square feet in the Premises); except, that, beginning on the Suite B/C/E Termination Date, Subtenant’s Share shall be revised to mean 46.35% until the expiration or earlier termination of the Term (based on the sum of approximately 37,782 rentable square feet in the Unimproved Space and approximately 17,327 rentable square feet in the Improved Space divided by approximately 118,907 rentable square feet in the Premises). Sublandlord shall be entitled to revise Subtenant’s Share based on modifications to the rentable square footage of the Subleased Premises or modifications to the rentable square footage of the Premises and, upon such modification, Sublandlord shall provide written notice to Subtenant apprising of the change in Subtenant’s Share with reasonable supporting documentation evidencing the same.

7.Exhibit B of the Sublease. Effective as of the IDF Room Delivery Date, the site plan attached to the Sublease as Exhibit B is hereby amended by deleting it and inserting in its place and stead the site plan attached hereto as Exhibit 1.
8.Brokers. Each of Sublandlord and Subtenant acknowledges and agrees that no broker, salesperson, agent, finder, or similar intermediary it has worked with in connection with or relating to the Subleased Premises is entitled to any commission, fee, or other compensation in connection with the negotiation, execution, or delivery of this Amendment. Each party hereto agrees to indemnify, defend, and hold harmless the other party from and against any claims, demands, losses, liabilities, damages, and expenses (including reasonable attorneys’ fees) arising out of or related to any claim for a commission, fee, or other compensation made by any person or entity claiming to have represented or been engaged by the indemnifying party in connection with this Amendment. The provisions of this Section 8 shall survive the expiration or earlier termination of the Sublease.
9.Miscellaneous.
9.1Further Assurances. Each of the parties hereto agrees to execute and deliver all such further documents and to take all such further actions as may be reasonably requested by the other party hereto to effectuate fully the terms and provisions of this Amendment, provided such documents or actions do not limit, reduce or impair the rights of the party upon whom such request is made.
9.2Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of Sublandlord, its successors and assigns, and Subtenant and its permitted successors and assigns.
9.3Ratification of Sublease. Except for those provisions that are inconsistent with this Amendment and those terms, covenants and conditions for which performance has been completed, all other terms, covenants and conditions of the Sublease shall remain unmodified and in full force and effect, and Sublandlord and Subtenant hereby reaffirm and ratify the Sublease, as amended by this Amendment.
9.4Interpretation. Interpretation of this Amendment shall be governed by the laws of the State of California. The headings of the paragraphs contained in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment. All references to the “Sublease” in the Sublease shall be deemed to be references to the Sublease as amended by this Amendment.
9.5Electronic Signature; Counterparts. Each party hereto, and its respective successors and assigns, shall be authorized to rely upon the signatures of all of the parties hereto delivered by email or other electronic means as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures. The parties further consent and agree that (1) to the extent a party hereto executes this Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Amendment electronically, and (2) the electronic signatures appearing on this Amendment shall be treated for purposes of validity, enforceability and admissibility, the same as handwritten signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

9.6Continued Effectiveness of This Amendment. This Amendment shall be effective as of the date set forth in the preamble of this Amendment; except, that, the continued effectiveness of this Amendment is conditioned on Sublandlord and Master Landlord having entered into the Fifth Amendment to Lease by August 15, 2026. If Sublandlord and Master Landlord have not entered into the Fifth Amendment to Lease by August 15, 2026, then this Amendment shall be automatically null and void and of no further force or effect.
9.7Authority. Each party hereto hereby represents, covenants and warrants to the other party that: (i) each individual executing this Amendment on behalf of such representing party has the authority and ability to bind such party and that no other person must execute this Amendment on behalf of such party; and (ii) the consent or approval of any third party, including, without limitation, a lender, is not required with respect to the execution of this Amendment by such party, or if any such third party consent or approval is required, such party has obtained any and all such consents or approvals.
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IN WITNESS WHEREOF, this Amendment has been executed by Sublandlord and Subtenant as of the First Amendment Date.

SUBLANDLORD:	BEYOND MEAT, INC., a Delaware corporation By: /s/ Ethan Brown Name: Ethan Brown Title: Chief Executive Officer

SUBTENANT:	VARDA SPACE INDUSTRIES, INC., a Delaware corporation By: /s/ Jonathan Barr Name: Jonathan Barr Title: COO

THE EXHIBITS TO THIS EXHIBIT 10.9 HAVE BEEN OMITTED PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THIS EXHIBIT 10.9 OR THE DISCLOSURE DOCUMENT. THE REGISTRANT WILL FURNISH SUPPLEMENTALLY COPIES OF SUCH EXHIBITS TO THE SECURITIES AND EXCHANGE COMMISSION OR ITS STAFF UPON REQUEST.
SIGNATURE PAGE TO FIRST AMENDMENT TO SUBLEASE